Exhibit 19.1

INSIDER TRADING POLICY

1. Introduction

U.S. federal securities laws (the “Securities Laws”) prohibit the purchase or sale of a company’s securities by persons who are in possession of material information about that company that has not been adequately disclosed to the public (as further discussed below, “Material Nonpublic Information”). These laws also prohibit persons who are aware of such Material Nonpublic Information from disclosing this information to others who may trade in a company’s securities.

2. Applicability of Policy

This Insider Trading Policy (the “Policy”) applies to all transactions by an Insider (as defined below) with respect to any securities of Hanmi Financial Corporation and its subsidiaries and affiliates (collectively, the “Company”), including stock (common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options for common stock or derivative securities and any other marketable securities of the Company (collectively, “Company Securities”).

For purposes of this Policy, the term “Insider” shall include all executive officers and directors of the Company and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This Policy also applies to any person who has access to Material Nonpublic Information of the Company. In other words, any person who possesses Material Nonpublic Information regarding the Company shall be deemed to be an Insider for so long as the information is material and not publicly known. Any individual can be deemed an Insider from time to time with respect to certain Material Nonpublic Information even if he or she is not an employee or director of the Company, and would at those times be subject to this Policy. This includes spouses, minor children, adult family members sharing the same household and any other person or entity over whom the Insider exercises substantial influence or control over his, her or its securities trading decisions.

This Policy is designed to prevent unlawful insider trading or allegations of unlawful insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

3. Statement of Policy

A. General Policy

Except as otherwise expressly permitted under the terms and conditions of this Policy, no Insider shall: (i) make any unauthorized disclosure of any Material Nonpublic Information concerning the Company; (ii) purchase or sell Company Securities while in possession of Material Nonpublic Information regarding the Company; or (iii) assist someone who is engaged in any of the activities described in (i) or (ii).

B. Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if:

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there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to trade in a security; or
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the information, if made public, could reasonably be expected to affect the price of a company’s securities.

Either positive or negative information may be considered material depending on the facts and circumstances. Law enforcement agencies and courts may have the benefit of hindsight in determining what is material.

Material Information may include, but is not limited to, the following:

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Significant Corporate Changes
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A pending or proposed merger, acquisition, disposition, equity or debt offering, share exchange, recapitalization, public or private financing, business reorganization, merger, business combination or spin-off;
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Changes in control of the Company;
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Plans to purchase, sell or re-evaluate a material amount of the Company’s assets;
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Expansion or curtailment of Company operations;
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Plans to engage in a new advertising, branding or marketing strategy;
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Plans to introduce a significant new product or service;
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Significant changes in senior management; or
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New material contracts, leases, licenses, orders, suppliers, vendors, customers or finance sources, or the loss of any thereof.

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Financial Reporting
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Financial results;
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Adjustments of previously reported earnings guidance;
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Changes in auditors or auditor notification that the Company can no longer rely on an audit report;
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Solvency problems, such as impending bankruptcy or financial liquidity problems;
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Major exposure due to actual or threatened litigation;
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Dividend plans or changes in dividend policy;
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Forward and reverse stock splits;
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Regulatory compliance and its related costs; or

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Any other facts which might cause the Company’s financial results to be substantially affected.

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Regulatory Matters
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Knowledge that a governmental authority is about to begin an action against the Company or an action against the Company is pending, threatened or has been imposed; or
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Knowledge that the Company has received an inquiry from, or is under investigation by, a governmental authority.

Nonpublic information is information that has not been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. Release of information to the media does not immediately free Insiders to trade. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

• public filings with securities regulatory authorities;

• issuance of press releases;

• conference calls available to the public; or

• information contained in proxy statements or prospectuses.

If the information has been widely disseminated, Insiders must refrain from trading in the Company’s securities for a minimum of two Trading Days (as defined below) following the date of public disclosure of such information.

C. Specific Policies

Trading on Material Nonpublic Information: No Insider, or any member of the Insider’s immediate family or household, shall engage in any transaction involving a purchase or sale of the Company’s Securities (including any offer to purchase or offer to sell), from the time he or she becomes aware of or possesses Material Nonpublic Information concerning the Company through the close of business on a full Trading Day (defined below) following the date of public disclosure of that information, or at such time as such Material Nonpublic Information is no longer deemed to be material.

For purposes of this Policy, the term “Trading Day” shall mean a day on which national stock exchanges, including The Nasdaq Stock Market LLC (“Nasdaq”), are open for trading.

Tipping: No Insider shall disclose (or “tip”) Material Nonpublic Information to any other person (including family members, friends or colleagues) where such Material Nonpublic Information may be used by such person for his or her profit by trading in the securities of the Company or may be passed along to others who may trade in the securities of the Company. No Insider shall make any recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s Securities.

Confidentiality of Material Nonpublic Information: Material Nonpublic Information relating to the Company is the property of the Company. All Insiders have ethical and legal responsibilities to maintain the confidentiality of Material Nonpublic Information. Insiders should not discuss material internal matters or developments pertaining to the Company with anyone outside the Company, except as strictly needed to perform corporate duties. Any unauthorized disclosure of such information is strictly prohibited. Please also refer to the Company’s Regulation FD Disclosure Policy.

If Material Nonpublic Information is disclosed, no matter what the circumstances, by an Insider, the person making or discovering that disclosure should immediately report the facts to the General Counsel.

No Exception for Hardship. The existence of a personal financial emergency does not excuse an Insider from compliance with this Policy.

D. Potential Criminal and Civil Liability and/or Disciplinary Action

The Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”) and Nasdaq use sophisticated electronic surveillance to monitor potential insider trading, and the SEC and US Department of Justice pursue insider trading violations vigorously.

Liability for Insider Trading: Insiders may be subject to criminal and civil penalties for trading in the Company’s Securities while in possession of Material Nonpublic Information regarding the Company. Section 10 of the Securities Exchange Act of 1934, as amended (the “Act”), prohibits trading on Material Nonpublic Information, and violations of this law can result in penalties which include fines and/or imprisonment.

Liability for Tipping: Insiders may be also liable for improper transactions by any person to whom the Insider has disclosed (“tipped”) Material Nonpublic Information or to whom the Insider has made recommendations or expressed opinions on the basis of such information. The SEC has imposed large penalties even when the disclosing Insider did not profit from the transaction.

Possible Disciplinary Actions: In addition to potential civil and criminal liability, violators of this Policy shall also be subject to disciplinary action, which may include ineligibility for future participation in the Company’s equity incentive plans or other discipline up to and including termination of employment.

4. Trading Guidelines

A. Blackouts and Trading Windows

The period beginning on the close of business of the fifteenth calendar day of the last month of each fiscal quarter and ending one full Trading Day following the date of public disclosure of the financial results for the fiscal quarter (a “Blackout Period”) is a particularly sensitive period of time for transactions involving the Company’s securities. Insiders often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and Securities Laws, all Insiders are prohibited from trading in the Company’s securities other than during a Trading Window (as defined below).

For purposes of this Policy, the term “Trading Window” shall mean that period of time commencing at the opening of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter and continuing until the close of business of the fifteenth calendar day of the last month of the current fiscal quarter.

From time to time, the Company may also extend the Blackout Period for certain individuals and suspend trading during what would otherwise be a Trading Window because of material developments known to the Company and not yet disclosed to the public. In such event, such persons are prohibited from purchasing or selling the Company’s Securities during such period and should not disclose to others any suspension of trading.

It should be noted, however, that even during a Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions involving the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during a Trading Window should not be considered a “safe harbor.”

Adherence to the Trading Window requirements applies, whether or not a reminder notice is sent. Each Insider is responsible for compliance with this Policy. The guidelines set forth in this Policy are minimum standards only and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

B. Pre-clearance of Trades

To prevent inadvertent violations of this Policy, the Company requires that all Senior Vice Presidents and above and directors of the Company, its affiliates or its subsidiaries, ask the Company’s General Counsel, or his or her designee, for pre-clearance for each proposed transaction involving the Company’s Securities even during a Trading Window. The General Counsel, or his or her designee, will consult as necessary with senior management and/or outside counsel before clearing any proposed trade. A request for pre-clearance shall be made at least one business day in advance of the proposed transaction. Such request must be written (including email), confirm that the requestor has reviewed and understands this Policy and is not aware of any Material Nonpublic Information about the Company. Such request must also include the type of contemplated transaction, e.g. purchase, sale, or gift transfer, and number of shares proposed as part of the transaction. Failure to timely make such a request and include the requisite information will likely delay any pre-clearance.

If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of Material Nonpublic Information before the trade is executed—in which case the pre-clearance is void and the transaction must not be completed. If clearance is denied, the fact of such denial must be kept confidential by the person who requested such pre-clearance.

The Company may find it necessary, from time to time, to require compliance with this pre-clearance process from certain employees, consultants and contractors other than, and in addition to, Senior Vice Presidents and above, and directors.

In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with the individual. Any action on the part of the Company, General Counsel or his or her designee, or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under Securities Laws.

C. Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies, including customers, vendors and suppliers of the Company (“Business Partners”), when such information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All directors, employees, consultants and contractors should treat Material Nonpublic Information about the Company’s Business Partners with the same standard of care with which they handle Material Nonpublic Information of the Company, its affiliates or its subsidiaries.

D. Exceptions for Stock Option Exercises

The exercise of stock options granted under the Company’s stock option plans are exempt from this Policy and are not subject to the trading Blackout Periods and Trading Windows, but nonetheless still require pre-clearance in accordance with Section 4(B) above. A contemporaneous or subsequent sale of the shares issued by the Company pursuant to the option exercise (any sale of underlying stock or a cashless exercise) are covered and are subject to the requirements of trading Blackout Periods and Trading Windows.

E. Gifts of Securities

Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Insider is aware of Material Nonpublic Information. For example, transfers of securities to a family member or where the Insider receives a benefit, such as a tax deduction, may not be considered bona fide gifts. However, directors and Senior Vice Presidents and above are required to obtain pre-clearance. A gift must be reported with the SEC on a Form 4 within two business days of its occurrence if made by a director or Section 16 Officer (see Section 5B).

5. Additional Restrictions

A. Prohibited Transactions

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s Securities or in other transactions involving the Company’s Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s Securities is subject to the following additional guidance:

Short Sales, Hedging: No Insider may engage in “short sales” (sales of securities that are not then fully owned and paid for). Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price. “Hedging,” “share lending” or derivatives (puts, calls, cash settled or other swaps or synthetic securities) trading of the Company’s securities is also prohibited.

Margin Accounts, Pledging: Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the customer is aware of Material Nonpublic Information or otherwise not permitted to trade in the Company’s Securities, Directors and Senior Vice Presidents and above shall not hold Company Securities in a margin account. Similarly, securities pledged as collateral for a loan are subject to foreclosure if the borrower defaults on the loan. Therefore, Directors and Senior Vice Presidents and above shall not pledge Company Securities as security for a loan.

Publicly Traded Options: No Insider may trade in options, warrants, “puts,” “calls” or similar instruments involving Company Securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus such Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. This restriction does not apply to the exercise of employee or director stock options.

Standing and Limit Orders: Standing and limit orders create heightened risks for insider trading violations and should be used only for a very limited period of time. A standing or limit order placed with a broker to sell or purchase securities at a specified price leaves the Insider with no control over the timing of the transaction. A standing or limit order transaction could be executed by the broker when an Insider is in possession of Material Nonpublic Information.

Post-Termination Transactions: If an Insider is aware of Material Nonpublic Information when the Insider’s employment or relationship with the Company is terminated, the Insider may not trade in the Company’s Securities until such Material Nonpublic Information has been made public by the Company for at least one Trading Day or a reasonable and good faith determination is made that such information is no longer material.

B. Officers and Directors

Section 16 Reports: Section 16 Officers are those officers designated by the Board of Directors as officers for SEC reporting purposes. Directors and Section 16 Officers are required to file Section 16 reports. The Legal Department will help reporting persons prepare and file such required reports. Reporting persons, however, retain responsibility for the timing and contents of these reports.

Form 144 Reports: Directors and certain officers designated by the Board of Directors are required to file a Form 144 electronically with the SEC before making an open market sale of Company securities in an amount equal to the greater of 5,000 shares or $50,000. Form 144 notifies the SEC of the Insider’s intent to sell Company securities. This form is generally prepared by an Insider’s stockbroker and is in addition to the Section 16 report filing requirement.

Short-Swing Profit Rule: Directors and Section 16 Officers are also reminded of the limitations on trading in Company Securities imposed by Section 16(b) of the Act. In general, purchases and sales of Company Securities made within a six-month period will be matched up, and directors and Section 16 officers must disgorge any profits made as a result of such trades. Matched trades subject to Section 16(b) include: (i) a sale within six months of a purchase of Company Securities; or (ii) a purchase within six months of a sale of Company Securities.

The foregoing obligations are without regard to any wrongdoing by the director or Section 16 Officer; accordingly, all trades may be subject to short-swing profit rules, regardless of the intent of the director or Section 16 officer or the circumstances underlying the transactions. The federal securities laws prohibit the Company from waiving the requirements of Section 16(b) or reimbursing a director or Section 16 Officer for any disgorgement paid to the Company. For purposes of Section 16(b), cashless exercises of options are deemed to be sales.

6. 10b5-1 Plan

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. If a director or employee enters into a “10b5-1 plan” for trading in Company securities and the 10b5-1 plan meets the requirements of Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications), Company securities may be purchased or sold pursuant to that plan without regard to certain insider trading restrictions that would otherwise apply at the time of the transaction.

Generally, a 10b5-1 plan must be entered into when the director or employee entering into a plan is not aware of Material Nonpublic Information. Once the plan is adopted, the director or employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must set the amount, pricing and timing of transactions in advance or delegate discretion on such matters to an independent third party.

Any 10b5-1 plan must be submitted for approval by the General Counsel, or his or her designee, at least five business days prior to entry into the plan and during an open trading window.

Certain information regarding the trading plan will be required to be disclosed in the Company’s SEC filings, including a description of the material terms of such trading plans.

7. Certification

To help ensure compliance with the Policy, all Insiders are required to execute the Certification of Compliance with the Hanmi Financial Corporation Insider Trading Policy, certifying their understanding of and compliance with the Policy. Insiders will be required to re-certify on an annual basis.

8. Company Assistance and Inquiries

Compliance with this Policy is of the utmost importance both for all Insiders and the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s General Counsel.